As filed with the Securities and Exchange Commission on May 6, 2010
Registration No. 333-152861

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Townsquare Media, Inc.
f/k/a Regent Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware		31-1492857
(State or other jurisdiction of	2000 Fifth Third Center	(I.R.S. Employer
incorporation or organization)	511 Walnut Street	Identification No.)
Cincinnati, Ohio 45202 (Address of principal executive offices) (Zip Code)
Regent Communications, Inc. 2005 Incentive Compensation Plan
(Full title of the plan)
Steven Price
President and
Chief Executive Officer
2000 Fifth Third Center
511 Walnut Street
Cincinnati, Ohio 45202
(Name and address of agent for service)
(513) 651-1190
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”), filed by Townsquare Media, Inc., a Delaware corporation (the “Company”), removes from registration all shares of the Company’s Common Stock, par value $0.01 per share, (the “Common Stock”), registered with the Securities and Exchange Commission on August 7, 2008, under the Registration Statement on Form S-8 (No. 333-152861) (the “Registration Statement”), pertaining to the 1,500,000 shares of Common Stock to be offered or sold under the Regent Communications, Inc. 2005 Incentive Compensation Plan.
     On March 1, 2010 (the “Petition Date”), the Company and its wholly owned subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief (the “Chapter 11 Cases”) under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware, Case No. 10-10632 (KG). From the period commencing on the Petition Date and through the Effective Date (as defined below), the Debtors operated their businesses and managed their properties as debtors—in-possession subject to the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code. The Chapter 11 Cases were jointly administered pursuant to an order of the Bankruptcy Court.
     On March 22, 2010 the Debtors filed a First Amended Disclosure Statement and a First Amended Joint Plan of Reorganization with the Bankruptcy Court (the “Plan”). On April 12, 2010, the Bankruptcy Court entered an order confirming the Plan as modified by the Court’s order. On April 27, 2010 (the “Effective Date”) the Debtors satisfied all of the conditions of the Plan and emerged from the Chapter 11 Cases.
     On the Effective Date, all outstanding shares of the Company’s Common Stock and all other equity interests were extinguished, including the shares of Common Stock to be offered or sold under the Registration Statement.
     As a result of the Plan, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements, including the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, effective upon filing hereof, the Company hereby removes from registration all shares of Common Stock registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on May 6, 2010.

Townsquare Media, Inc. f/k/a Regent Communications, Inc.
By:	/s/ Steven Price
	Name:	Steven Price
	Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed on May 6, 2010 by or on behalf of the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Steven Price Steven Price	President and Chief Executive Officer	May 6, 2010